UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2024

Eledon Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19800 MacArthur Blvd. Suite 250
Irvine, California		92612
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 949 238-8090

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ELDN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2024, Eledon Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners, LLC, as representative of the several underwriters named therein (the “Underwriters”) in connection with the underwritten offering, issuance and sale by the Company (the “Offering”) of 18,356,173 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an offering price of $3.65 per share (the “Common Stock Purchase Price”), and pre-funded warrants (the “Pre-Funded Warrants”) at a price of $3.649 per Pre-Funded Warrant, which are exercisable to purchase 4,931,507 shares of Common Stock at an exercise price of $0.001 per share.

The Offering is expected to close on or about October 30, 2024, subject to the satisfaction of customary closing conditions. The estimated net proceeds to the Company from the Offering, after deducting the Underwriters’ discounts and commissions and the Company’s estimated offering expenses, are approximately $79.5 million. The Company currently plans to use the net proceeds from the Offering to advance the Company’s pipeline and for working capital and general corporate purposes.

The Offering is being made pursuant to the Company’s registration statement on Form S-3 (File No. 333-282260), previously filed with the Securities and Exchange Commission (the “SEC”) on September 20, 2024 and declared effective by the SEC on October 2, 2024 and a prospectus supplement relating to the Offering dated October 29, 2024.

The Underwriting Agreement contains customary representations and warranties and also contains customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, the Company and certain of its executive officers and directors have entered into “lock-up” agreements with the Underwriters that, subject to certain exceptions, generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of 90 days from October 29, 2024.

The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

A holder of Pre-Funded Warrants (together with its affiliates) may not exercise any portion of a Pre-Funded Warrant to the extent that the that, after giving effect to such exercise, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, at the holder’s option upon issuance, 9.99%) of the number of shares of the our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrant. The beneficial ownership limitation may be increased at the option of the holder upon 61 days’ prior notice to the Company, provided, however, that, to the extent required by applicable Nasdaq Marketplace Rules, the beneficial ownership limitation may not exceed 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Pre-Funded Warrant.

The foregoing summary of the terms of the Underwriting Agreement and Pre-Funded Warrants is subject to, and qualified in its entirety by reference to, the full text of the Underwriting Agreement and the form of Pre-Funded Warrant, which are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of the legal opinion and consent of O’Melveny & Myers LLP relating to the Shares and Pre-Funded Warrants is attached as Exhibit 5.1 hereto.

Item 7.01 Regulation FD Disclosure.

On October 29, 2024, the Company issued a press release announcing the pricing of the Offering. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 29, 2024, by and between Eledon Pharmaceuticals, Inc. and Leerink Partners LLC, as representative of the several underwriters named therein.
4.1	Form of Pre-Funded Warrant.
5.1	Legal Opinion of O’Melveny & Myers LLP, dated October 29, 2024.

99.1	Press Release, dated October 29, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eledon Pharmaceuticals, Inc.

Date:	October 29, 2024	By:	/s/ David-Alexandre C. Gros, M.D.
David Alexandre C. Gros, M.D. Title: Chief Executive Officer